Exhibit 99.1

MATTHEW G. MOLCHAN ASSUMES THE CEO ROLE AT DIGIRAD

Named a Director of Digirad's Board of Directors

POWAY, CA - July 1, 2013 - Digirad Corporation (NASDAQ: DRAD) announced today that as part of a planned transition from its previously announced restructuring plan, President Matthew G. Molchan will assume the role of Chief Executive Officer, effective July 1. Molchan has also been named a Director of the Company.
Molchan, 46, was formerly the President of the DIS division. He first came to Digirad when it acquired Ultrascan, Inc., the Southeast's largest mobile imaging service company in May 2007, where Molchan was CFO and ran daily operations. Prior to that, Molchan held various executive positions at Somera, Inc. and Equifax. Molchan holds a Bachelor of Science degree from the United States Air Force Academy and a Masters of Business Administration from the University of Southern California.
“Given the Board's decision to focus on the DIS division and grow our services business going forward, Matt was the natural choice to become CEO of Digirad,” said Jeff Eberwein, Chairman of the Digirad Board of Directors. “Matt has a detailed understanding of the Company and he shares our goals of maximizing shareholder value by increasing cash flow and repurchasing shares. We are very excited about having him assume the CEO role in addition to his position as President and look forward to his active participation and contributions at the board level.”
“Our entire Board would like to thank Todd Clyde for his contributions to Digirad over the past decade,” Eberwein added, “Todd has worked very hard and has been a selfless leader. We wish him well in his future endeavors.”

About Digirad Corporation
Digirad is one of the largest national providers of in-office nuclear cardiology imaging and ultrasound services to physical practices, hospitals and imaging centers, and also sells medical diagnostic imaging systems for nuclear cardiology and general nuclear medicine applications. For more information, please visit www.digirad.com. Digirad® and Cardius® are registered trademarks of Digirad Corporation.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with changes in business conditions, technology, customers' business conditions, reimbursement, radiopharmaceutical shortages, economic outlook, operational policy or structure, acceptance and use of Digirad's camera systems and services, reliability, recalls, analysis of potential impairment and restructuring charges, the conclusion of the Company's audit and other risks detailed in Digirad's filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward-looking statements contained herein.

Investor Contact: Matt Clawson Allen & Caron 949-474-4300 matt@allencaron.com	Company Contact: Jeffry Keyes, CFO 858-726-1600 ir@digirad.com